Exhibit 99.1

MOBILEBITS ANNOUNCES $5.0 MILLION INVESTMENT

LOS ANGELES – December 14, 2011 – MobileBits Holdings Corp., (OTCBB: MBIT), a premium provider of end-to-end content delivery solutions, today announced that it has raised  $5,000,000 from a select group of investors. MobileBits  received  proceeds of $5.0 million resulting from the sale of  10,000,000 shares of the Company’s common stock at a price of $0.50 per share. The Company will use the net proceeds for general corporate purposes, including advertising, marketing, product development, and acquisitions.

The issuance and sale of common stock was an unregistered sale of securities conducted pursuant to Regulation S of the Securities Act of 1933. For more information, see the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission on December 14, 2011.

This press release does not constitute an offer to sell these securities or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For more information visit www.mobilebits.com or email info@mobilebits.com

About MobileBits
MobileBits Holdings Corp. is a global technology company that provides premium end-to-end solutions that enable any enterprise to manage its entire digital presence from a single platform. Through its Pringo product, MobileBits delivers social, search, rich media, commerce and targeted advertising solutions to any device.

To learn more, visit www.mobilebits.com.

For more information contact:

Press Contact:
Anne Donohoe / Samantha Wolf
KCSA Strategic Communications
P: 212-896-1261 / 212-896-1220
Email: adonohoe@kcsa.com / swolf@kcsa.com
or
Investor Contact:
Todd Fromer / Garth Russell
KCSA Strategic Communications
P: 212-896-1215 / 212-896-1250
Email: tfromer@kcsa.com / grussell@kcsa.com

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include our ability to: attract end users; attract advertisers; our ability to successfully implement our current long-term growth strategy; as well as product demand, market competition, fluctuations in advertising payouts, delays in website & application development, technical issues beyond our control, reliance on the various platforms that we build applications on, and risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

#  #  #

1990 Main Street   •  Suite 750  •  Sarasota, FL  34236
(P):  941.309.5356   •    (F):  941.309.5257
www.mobilebits.com